SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

GelTech Solutions, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

368537 106

(CUSIP Number)

August 11, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 368537 106                                             13G                                                    Page 2 of 4 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Warren Mosler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,337,531 (1)
		6	SHARED VOTING POWER
		7	SOLE DISPOSITIVE POWER 8,337,531 (1)
		8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,337,531
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.7% (2)
12	TYPE OF REPORTING PERSON In – Individual

(1)	Represents (i) 5,734,176 shares of common stock and (ii) warrants to purchase 2,603,355 shares of common stock.
(2)	Based on 63,286,396 shares outstanding as of August 30, 2017.

CUSIP No. 368537 106                                             13G                                                    Page 3 of 4 Pages

ITEM 1.

(a)

Name of Issuer: GelTech Solutions, Inc.

(b)

Address of Issuer’s Principal Executive Offices: 1460 Park Lane South, Suite 1, Jupiter, FL  33458

ITEM 2.

(a)

Name of Person Filing: Warren Mosler

(b)

Address of Principal Business Office or, if none, Residence: 3980 RCA Blvd. Ste. 8002, P.O. Box 31041, Palm Beach Gardens, FL 33420

(c)

Citizenship: United States of America

(d)

Title of Class of Securities: Common Stock

(e)

CUSIP Number: 368537 106

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO §§240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

ITEM 4.

OWNERSHIP.

See Item 5 through 9 and 11 of page 2.  The amount beneficially owned includes, where appropriate, securities not outstanding, which are subject to options, warrants, rights or conversion privileges that are exercisable within 60 days of August 29, 2017.

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not Applicable

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

ITEM 10.

CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 368537 106                                             13G                                                    Page 4 of 4 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 30, 2017	By:	/s/ WARREN MOSLER
Warren Mosler